Exhibit 99.1

ImmunoCellular Therapeutics Announces Delisting

and Deregistration of Common Stock

and Listed Common Stock Warrants

Management Team to Transition to Consulting Roles in Effort

to Streamline Operations and Manage Expenses

Los Angeles, CA – October 15, 2018 – ImmunoCellular Therapeutics, Ltd. (“ImmunoCellular”) (NYSE American: IMUC) today notified the NYSE American of its intention to voluntarily withdraw its Common Stock (NYSE American: IMUC) and Listed Common Stock Warrants (NYSE American: IMUC.WS) from listing on the NYSE American. ImmunoCellular intends to file a Form 25, Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the Securities and Exchange Commission (the “SEC”) on or about October 25, 2018. The purpose of the Form 25 filing is to effect the voluntary delisting from NYSE American of the Company’s outstanding Common Stock and Listed Common Stock Warrants and the deregistration of the Common Stock and Listed Common Stock Warrants under Section 12(b) of the Exchange Act. The Company expects that the Form 25 filing will become effective on or about November 5, 2018. After the effectiveness of the Form 25 filing, the Company also intends to file a Form 15 with the SEC, requesting the suspension of the Company’s reporting obligations under Sections 13(a) and 15(d) of the Exchange Act and the deregistration of its Common Stock and Listed Common Stock Warrants under Section 12(g) of the Exchange Act.

For more than a year, the Company has made assiduous efforts to reduce expenses, streamline operations and conserve resources, while continuing its research programs with collaborators and pursuing a strategic transaction that could be completed within an acceptable timeframe and at terms that could enable ongoing operations. In addition, as previously announced, on June 23, 2017, the Company received notification from the NYSE American that the Company was not in compliance with Section 1003(a)(iii) of the NYSE American Company Guide (requiring stockholders’ equity of at least $6 million if that issuer has sustained losses from continuing operations and/or net losses in its five most recent fiscal years). The Company previously submitted a plan of compliance on July 24, 2017, and the NYSE American accepted the plan of compliance on September 8, 2017. The Company has until December 23, 2018 to regain compliance with the standards. However, the board of directors has concluded that the Company faces significant obstacles to its continued operations which cannot be overcome, and has no other alternative than pursuing the delisting and deregistration course and curtailing operations. These obstacles include: the Company’s continued weakening financial condition and lack of financing options; the significant challenges in regaining NYSE American listing compliance by the required December 23, 2018 deadline; legal expenses incurred due to litigation; as well as the ongoing listing, legal, administrative and additional accounting costs associated with being a publicly listed company. In connection with the Company’s intent to delist and deregister its shares and manage expenses, on October 10, 2018, Dr. Anthony Gringeri notified the Company of his resignation from the Company’s board of directors, effective October 15, 2018. On that same date, Dr. Gringeri also provided notice of his resignation as the Company’s President and Chief Executive Officer, David Fractor provided notice of his resignation as the Company’s Chief Financial Officer and Dr. Steven Swanson provided notice of his resignation as the Company’s Senior Vice President, Research, in each case effective October 15, 2018. Thereafter, Dr. Gringeri, Mr. Fractor and Dr. Swanson are expected to serve as consultants to the Company.

As a delisted and deregistered company, ImmunoCellular may continue efforts to pursue opportunities for partnerships, licensing or sale of its anticancer assets and research programs, and monetization of the its dendritic cell-based and Stem-to-T-cell intellectual property, but there can be no assurances that any actions will be taken as a result of these efforts.

The Company anticipates that its Common Stock will be quoted on the OTC market at the time trading in its Common Stock on the NYSE American is suspended following the effectiveness of the Form 25. However, the Company can give no assurance that trading in its stock will continue on the OTC markets or on any other securities exchange or quotation medium. The delisting of the Common Stock from NYSE American could impair the liquidity and market price of the Common Stock. Additionally, the delisting of the Common Stock from a national exchange could materially adversely affect the Company’s access to capital markets, and any limitation on market liquidity or reduction in the price of the Common Stock as a result of that delisting could adversely affect the Company’s ability to raise capital on terms acceptable to the Company, or at all. If the Company files Forms 15 and 25 and is successful in deregistering its Common Stock prior to the due date for its next periodic report, then the Company will no longer be required to file annual, periodic and current reports with the SEC.

Forward-Looking Statements for ImmunoCellular Therapeutics

This press release contains certain forward-looking statements, including statements regarding ImmunoCellular’s intentions and current expectations concerning, among other things, statements regarding the Company’s ability to delist its Common Stock and Listed Common Stock Warrants from the NYSE American and deregister its Common Stock and Listed Common Stock Warrants under the Exchange Act, the continuation of Dr. Gringeri, Mr. Fractor and Dr. Swanson as consultants to the Company and the Company’s ability to enter into and complete any strategic sale of its assets. Forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including the availability of resources to continue to develop ImmunoCellular’s product candidates and the uncertain timing of completion and success of clinical trials. Additional risks and uncertainties are described under the heading “Risk Factors” in ImmunoCellular’s quarterly report on Form 10-Q for the period ended June 30, 2018 and subsequent filings with the Securities and Exchange Commission. Except as required by law, ImmunoCellular undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

ImmunoCellular Therapeutics, Ltd.

Jane Green

(267) 457-3734 direct

(415) 652-4819 mobile

jane@jmgcomm.com